Exhibit 99.2

                                                                   PRESS RELAESE
                                                            Contact:  Tom Geimer
                                                        Telephone:  303-863-8088


                Accelr8 Completes Purchase of OpTest Technologies


DENVER, January 19, 2001 -- Accelr8 Technology Corporation (ACLY.OB) announced today the closing to acquire 100% ownership of OpTest(TM) technology from DDx, Inc., a privately owned Colorado corporation located in Denver, Colorado.

The OpTest(TM) platform technologies have a wide range of potential applications to human and veterinary clinical and point of care diagnostics. The technologies are being developed as easy to use, cost-effective, highly sensitive and portable systems for rapid detection and quantification of molecular and microscopic scale affinity binding events. The potential applications include detecting or measuring toxic bacteria, such as E. coli 0157:H7 or salmonella, in food, water and beverages and their processing; detecting human and animal diseases; high throughput screening to accelerate discovery of new drugs and drug targets; genetic identification for medical predisposition, susceptibility, profiling, therapeutic design, and forensics; Ag/biotech genome modification and expression; research in molecular biology, cell biology, immunology, and biochemistry; and detecting biowarfare agents.

The terms of the agreement were $500,000 cash at closing and the issuance of 1,813,793 of Accelr8 "restricted" common shares valued at $1.378. All shares are to be held in escrow pending the completion of two OpTest(TM) licensing agreements. The transaction is valued at $3,000,000 and contemplates a commitment from Accelr8 to invest up to an additional $1,000,000 in research and development over the next 12 months.

Thomas Geimer, Chairman of Accelr8, noted that since the execution of the letter of intent on November 1, 2000 Accelr8 has been contacted by several biomedical diagnostic companies that have expressed interest in licensing OpTest(TM) technologies. Geimer said that he "intends to commence licensing discussions with two companies immediately."

OpTest(TM) has two related lines of proprietary development, Digital Assay(TM) and OptiChem(TM). Digital Assay(TM) integrates optics, instrumentation, and OptiChem(TM) for optimal performance. OptiChem(TM) is an innovative surface chemistry material and process used to create ultra-low background by reducing non-specific binding. Digital Assay(TM) works best in conjunction with OptiChem(TM), but the technologies can stand alone as separate businesses. Certain of the technologies are revolutionary in that they enable single binding event detection, a critical level of sensitivity for several biomedical and biotech markets.

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The acquisition of the OpTest(TM) technology is intended to provide the basis for the continued development and commercialization of the technologies. Accelr8 will actively pursue joint development and licensing opportunities with other biotech companies that can utilize the OpTest(TM) platforms for advancing their respective development cycles.

Certain statements in this news release may be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statement, including those detailed in the company's filings with the Securities and Exchange Commission.

For more information on OpTest(TM) technologies, visit OpTest(TM) at www.optest.com. Accelr8 Technology, headquartered in Denver, Colorado, offers legacy systems modernization solutions. Contact Accelr8 at www.accelr8.com.

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